                                                                  Exhibit (d)(5)

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made this 30th day of October 2000, by and between CHESAPEAKE BIOLOGICAL LABORATORIES, INC., a Maryland corporation (the "Corporation"), and THOMAS P. RICE (the "Executive").

                                    RECITALS
                                    --------

         The Executive is the President and Chief Executive Officer of the Corporation. The Corporation and the Executive are parties to an Executive Employment Agreement, dated as of May 31, 2000 (the "Prior Agreement"). The Corporation will undergo a change in control, within the meaning of the Prior Agreement, at such time that AC Acquisition Subsidiary, Inc., a Maryland corporation ("Acquisition"), accepts for payment all shares which have been validly tendered and not withdrawn pursuant to Acquisition's tender offer to acquire the issued and outstanding shares of the Corporation (the "Tender Offer Purchase Date"). Thereafter, Acquisition will merge with and into the Corporation (the "Merger") and the Corporation will continue as the surviving corporation, pursuant to the terms of a Merger Agreement (the "Merger Agreement") dated as of October 30, 2000, between the Corporation, Acquisition and Cangene Corporation ("Parent"). The Corporation desires to continue to employ the Executive following the Merger, and the Corporation and the Executive consider it in their mutual best interests to enter into a new Executive Employment Agreement that replaces the Prior Agreement and embodies the terms of such continued employment.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter contained, the Corporation and the Executive hereby agree as follows:

         1. Effectiveness of Agreement. This Agreement shall constitute a binding obligation of the Executive and the Corporation on the date hereof, provided, however, that the operative provisions of this Agreement (other than Section 2.1(c), which shall become operative on the date hereof) shall become effective only upon the occurrence of the Tender Offer Purchase Time (as defined in the Merger Agreement, hereafter the "Effective Time"). In the event the Merger Agreement is terminated for any reason without the Effective Time having occurred, this Agreement shall be terminated without further obligation or liability of either party and the Prior Agreement shall remain in force.

         2.      Full-Time Employment of Executive.

                 2.1.     Duties and Status.

                          (a)    The Corporation shall continue to engage the
Executive as a full-time executive employee for the period specified in Section 5 hereof (the "Employment Period"), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. At all times during the Employment Period, the Executive shall hold the office of

President, shall report to the Chief Executive Officer of Parent, and shall serve as a member of the Board of Directors of the Corporation (the "Board"). During the Employment Period: (i) the Executive shall exercise such authority and perform such executive duties as are commensurate with the duties of President of the Corporation, and (ii) the Executive shall be annually nominated as a director of the Corporation. During the Employment Period, there shall be no material decrease in the responsibilities and duties of the Executive, unless otherwise agreed to in writing by the Corporation and the Executive.

                          (b)    During the Employment Period, the Executive
shall (i) devote substantially all of his time and efforts to the business of the Corporation and its subsidiaries; (ii) not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes or conflicts or interferes with the performance of his duties hereunder in any way; and (iii) accept such additional office or offices with the Corporation or its subsidiaries to which he may be elected by the Board, provided that the performance of the duties of such office or offices shall be consistent with the scope and nature of the duties provided for in paragraph (a) of this Section 2.1. The foregoing shall not preclude the Executive from devoting a reasonable amount of his time to (i) management and supervision of his personal business investments, (ii) civic and charitable affairs and (iii) serving on boards of directors of other corporations, provided, in each case, that such activities do not interfere with the performance of the Executive's duties under this Agreement.

                          (c)    The Executive shall be required to perform the
services and duties provided for in paragraph (a) of this Section 2.1 only at the location of the executive offices of the Corporation in the Baltimore metropolitan area, provided, however, the Executive acknowledges that he will be required to travel periodically in furtherance of the Corporation's business, such as travel to attend meetings at Parent's offices in Canada and at the offices of the Corporation's customers and suppliers.

                          (d)    The Executive shall be entitled to vacations,
leaves of absence and leaves for illness or temporary disability in accordance with the policies of the Corporation as in effect from time to time, which policies shall not be less favorable than those in effect at the date of this Agreement. Any leave on account of illness or temporary disability which is less than total disability as defined in the Corporation's long-term disability insurance plan ("Total Disability") and which continues for a continuous period of less than 180 consecutive days shall not constitute a breach by the Executive of his obligations hereunder.

                 2.2. Compensation and General Benefits. As compensation for his services under this Agreement, the Executive shall be compensated as follows:

                          (a)    The Corporation shall initially pay the
Executive an annual base salary of $200,000, which shall be payable in periodic equal installments no less frequent than the periodic installments in effect for salaries of senior executives of the Corporation immediately prior to the effective date of this Agreement. Such base salary shall be subject to normal periodic review by the Board, at least annually, for increases based on the policies

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established by the Board, taking into account Parent's compensation policies, and based on the Executive's contributions to the enterprise.

                          (b)    The Executive also shall be eligible for annual
bonus compensation payments (which may include grants of stock options under Parent's incentive stock option plan) based upon his contribution to the Corporation's business and the Corporation's financial condition and recent results of operations, in such amounts, if any, as the Board considers appropriate in its sole and absolute discretion, determined in a manner consistent with bonus compensation determinations or stock option grants for senior executives of Parent. Any such bonus compensation, whether in the form of cash paid to the Executive as a bonus or as part of a profit or incentive cash compensation program established from time to time, or in the form of stock options or other equity-based grants, are hereinafter referred to as "Incentive Compensation."

                          (c)    In recognition of the Executive's past services
performed for the Corporation, the Executive shall be entitled to receive from the Corporation a performance bonus in the form of a lump sum cash payment, to be paid within five (5) business days after the Effective Time, in an amount equal to two times the sum of the Executive's then effective annual base salary plus any Incentive Compensation paid by the Corporation to, and/or accrued for the benefit of, the Executive during the twelve- (12-) month period immediately preceding the Effective Time (the "Performance Bonus"). Schedule A attached hereto contains: (i) a calculation of the Performance Bonus; (ii) all outstanding stock options now held by the Executive; and (iii) the principal amount of Executive's promissory note made to the Corporation pursuant to that certain Restricted Stock Purchase Agreement between Executive and the Corporation, dated June 16, 2000, and a calculation of interest to accrue on such note through December 31, 2000.

                          (d)    During the Employment Period, the Executive
shall be entitled to such fringe benefits as are now or hereafter made available to the Corporation's executive officers generally and to participate in the Corporation's 401(k) plan, as well as such plans of the Corporation relating to stock options, employee stock ownership, pension, thrift, profit-sharing, group life insurance, medical coverage, education, or other retirement or employee benefits as the Corporation has adopted or may hereafter adopt, if any, for the benefit of its executive officers and shall be entitled to grants of stock options for the purchase of Parent common stock in amounts consistent with any amounts granted from time to time to the senior executives of Parent.

                          (e)    The Corporation shall reimburse the Executive
for his reasonable out-of-pocket expenses incurred in connection with performing his duties hereunder on behalf of the Corporation, subject to the Executive's compliance with the Corporation's policies for expense reimbursement as in effect from time to time.

                          (f)    During the Employment Period, the Corporation
shall maintain a "split dollar" term insurance policy in the face amount of $500,000 on the life of Executive, with the beneficiary thereof to be such person, trust or entity as Executive shall designate from time to

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time, in addition to any group life insurance coverage maintained by the
Corporation for which the Executive is eligible. During the Employment Period, the Corporation shall pay all premiums as and when due on such policy, and upon termination or expiration of the Employment Period, the Corporation shall assign such policy to Executive. The Corporation at all times shall be free to purchase insurance up to an amount of $1,000,000 on the life of Executive, naming the Corporation or its designees as beneficiary, and Executive agrees to cooperate fully in applying for such insurance, including submitting to medical examinations.

         3.      Competition; Confidential Information.

                 The Executive and the Corporation recognize that due to the nature of his position with the Corporation, the Executive has had access to and has acquired, will have access to and will acquire, and will assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its subsidiaries and affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective products, systems, customers, agents, processes and sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Corporation. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation and its affiliates through his personal contact with customers, agents and others having business relationships with the Corporation and its subsidiaries and affiliates, and that there is a danger that this good will, a proprietary asset of the Corporation and its subsidiaries and affiliates, may follow the Executive if and when his relationship with the Corporation is terminated. The Executive accordingly agrees as follows:

                 3.1.     Non-Competition.

                 At all times during the Employment Period and for a period of one (1) year after expiration or termination of the Employment Period, other than as a result of a termination by the Corporation without Cause (pursuant to Section 5.2):

                          (a)    the Executive will not, directly or indirectly,
either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of the Corporation or its subsidiaries or affiliates, engage in any activity competitive with the business of the Corporation, Parent, or their subsidiaries or affiliates;

                          (b)    the Executive will not, directly or indirectly,
solicit or otherwise attempt to establish for himself or any person, firm or entity, other than the Corporation or its subsidiaries or affiliates, any business relationship with any person, firm, corporation or other entity which was, at the time of termination of the Employment Period, a customer of the Corporation, Parent or one of their subsidiaries or affiliates, but only to the extent such business relationship would be competitive with the business of the Corporation or its subsidiaries or affiliates; and

                          (c)    the Executive will not, directly or indirectly,
either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of the Corporation or its subsidiaries or affiliates, solicit or otherwise attempt to establish for himself or any other person, firm or entity, any employment, agency, consulting or other relationship with any person (except any person with whom the Executive had a business relationship prior to his employment with the Corporation hereunder, other than solely through his previous affiliation with the Corporation as a director) who was an employee of the Corporation or its subsidiaries or affiliates at any time within one year before termination or expiration of the Employment Period.

                 3.2. Investments. Nothing in this Section 3 shall be construed to prevent the Executive from owning, as an investment, not more than 2% of a class of equity securities issued by any competitor of the Corporation or its affiliates and publicly-traded and registered under Section 12 of the Securities Exchange Act of 1934.

                 3.3. Trade Secrets. The Executive will keep confidential any and all trade secrets and confidential or proprietary information of the Corporation, Parent and their subsidiaries and affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation, Parent or their affiliates during and at all times after the expiration of the Employment Period. For purposes of this Agreement, "trade secrets and confidential or proprietary information" means information unique to the Corporation, Parent or any of their subsidiaries or affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation, Parent or any of their affiliates or typical of industry practice.

                 3.4. Company Property. All correspondence, records, documents, software, promotional materials and other Corporation property, including all copies, which come into Executive's possession by, through or in the course of his employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Corporation, and immediately upon the termination or expiration of Executive's employment, Executive shall return to the Corporation all such property of the Corporation.

         4.      Corporation's Remedies for Breach.

                 It is recognized that damages in the event of breach of
Section 3 by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Corporation, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

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         5.      Employment Period.

                 5.1. Duration. The Executive shall be employed by the Corporation under the terms of this Agreement for the period commencing on the date on which the Effective Time occurs (the "Effective Date") and ending on the second anniversary of the Effective Date; provided, however, that the term of the Executive's employment with the Corporation and the terms of this Agreement shall be automatically extended for one (1) year on the second anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an "Extension Date") unless the Executive or the Corporation shall have given written notice to the other at least one hundred twenty (120) days prior to the next Extension Date that the term of the Executive's employment shall not be so extended (the initial Employment Period and all extensions thereof, collectively constitute the "Employment Period"). Notwithstanding the preceding sentence, the Employment Period shall automatically terminate upon the Executive's death, retirement or Total Disability, or upon a termination by the Corporation for Cause under Section 5.2 hereof or by the Executive with Good Reason under Section 5.3 hereof. Any reference in this Agreement to "termination" of the Executive's employment shall not be deemed to mean or include the cessation of the Executive's employment with the Corporation as a result of expiration of the Employment Period in accordance with the terms of this Agreement.

                 5.2. Termination for Cause. The Executive's employment under this Agreement may be terminated by the Board of Directors of the Corporation for "Cause". As used in this Agreement, termination for "Cause" shall mean the Executive's termination for gross negligence, commission of a felony, incompetence, fraud or dishonesty involving the Corporation's assets, intentional or negligent failure to perform his duties hereunder or any other material breach by the Executive of this Agreement (including, without limitation, Section 3 hereof). The Corporation shall notify the Executive in writing at least 15 days in advance of any proposed termination for Cause, indicating in detail the specific reasons for such termination, and shall extend to the Executive the opportunity during such 15 days to cure the breach or misconduct if the same is capable of being cured. In the event that the Executive's employment under this Agreement is terminated for Cause, the Corporation shall pay the Executive his base salary to the extent accrued through the date of such termination, and the Corporation shall have no further obligation to the Executive under this Agreement.

                 5.3.     Termination Without Cause or With Good Reason.

                          (a)    In the event the Executive's employment
hereunder is terminated by the Corporation without Cause or by the Executive with "Good Reason," (i) the Executive shall be entitled to receive the compensation described in Section 2.2(a) of this Agreement for the unexpired remainder of the Employment Period, and (ii) notwithstanding anything in the applicable plan or grant agreement to the contrary, all stock options granted to the Executive shall become completely vested upon such termination of employment and shall remain exercisable for 30 days after the employment termination date. All payments under this Section 5.3(a) shall be made in three substantially equal monthly installments, commencing on the first day of the first calendar month immediately following the month during which the date of termination occurred and continuing on the first day of each of the two immediately succeeding consecutive calendar months, without present value discount. As used in this Agreement, the term "Good Reason" shall mean, without the written consent of the Executive, (i) a substantial diminution in the Executive's position or duties from those described in Section 2 hereof or assignment of duties materially inconsistent with Executive's position; (ii) any reduction in the Executive's base salary; (iii) relocation of the Executive's principal workplace outside of the Baltimore metropolitan area; (iv) failure of the Corporation to continue the Executive's service as a director on the Board;
(v) a material breach of this Agreement by the Corporation; or (vi) the occurrence of a Change in Control of the Corporation; in the case of each of clauses (i) through (v) which is not cured within 15 days following the Corporation's receipt of written notice from the Executive describing in detail the event constituting Good Reason. For purposes of this Agreement, a "Change in Control" of the Corporation shall be deemed to have occurred if (i) any person, entity or group of persons or entities acting in concert, excluding Acquisition, Parent or any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Acquisition or Parent (collectively, a "Third Person") becomes the beneficial owners of 50% or more of the then outstanding shares of Common Stock of the Corporation, (ii) any Third Person holds revocable or irrevocable proxies entitling them to vote 50% or more of the then outstanding shares of the Corporation's Common Stock (other than the persons named as proxies in any Proxy Statement prepared by management of the Corporation in connection with an annual or special meeting of stockholders called by an officer or the Board), (iii) a merger, sale of substantially all the assets of the Corporation, share exchange, consolidation or other business combination (as defined in the Maryland General Corporation Law) of the Corporation and any other Third Person, as a result of which the Corporation's Common Stock becomes exchangeable for other securities or property or cash, or (iv) if a majority of the members of the Board is replaced during any 12-month period during the Employment Period but only if the directors who replace such majority have not been elected either by the remaining members of the Board or by the stockholders of the Corporation.

                          (b)    The Executive shall not be required to mitigate
the amount of any payment to which he may be entitled under any provision of this Agreement by seeking other employment, nor shall any such amount be reduced by remuneration earned from other sources if his employment is terminated without Cause.

                          (c)    The Executive agrees that the compensation to
which he shall be entitled in the event of termination of his employment hereunder without Cause or with Good Reason shall be in lieu of all other claims, other than claims for vested benefits to which the Executive may be entitled under the Corporation's employee benefit plans, which the Executive may make against the Corporation by reason of such termination of employment. Reference herein to termination of the Executive's employment hereunder "without Cause" or "with Good Reason" shall not mean or include, but shall specifically exclude, termination upon death, retirement or Total Disability of the Executive or expiration and non-extension of the Agreement.

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                          (d)    The Executive and the Corporation recognize
that, due to the relationship of the Executive and the Corporation and such relationship's susceptibility to public comment which may be injurious to the Executive or the Corporation, or both, it is necessary for the protection of both parties that neither party make any disparaging public statements concerning the termination of this Agreement and the arrangements made pursuant thereto. The Executive and the Corporation, accordingly, agree that neither the Executive nor the Corporation will make any public comments about the other at any time following the termination of this Agreement without the express prior approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, and subject in any event to any obligation on the part of the Corporation under applicable law, including federal securities laws, to issue a press release or otherwise to make public comment regarding such matters.

                 5.4 Termination Upon Death, Retirement, or Total Disability. The Employment Period shall terminate upon the Executive's death, retirement or Total Disability. In the event of such termination, the Corporation shall pay the Executive (or the Executive's estate or legal guardian, as applicable) the Executive's base salary and any Incentive Compensation (to the extent accrued) through the date of such termination, at the rate or rates then in effect, and the Corporation shall have no further obligation to the Executive under this Agreement.

         6.      Certain Additional Payments by the Corporation.

                 6.1 Excise Tax Protection. In the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) that is paid or distributed as a result of the transactions contemplated by the Merger Agreement, including payments made pursuant to Sections 2.2(b) or (c) hereof, (a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Corporation shall pay to the Executive an additional amount (a "Gross-Up Payment") such that, after payment by the Executive of all income and employment taxes and any Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Excise Tax and Gross-Up Payment due to Executive pursuant to the payment of the performance bonus described in Section 2.2(c) shall be paid to Executive concurrently with the payment of such performance bonus in accordance with Section 2.2(c).

                 6.2      Determinations. Subject to the provisions of Section
6.3 below, all determinations required to be made under this Section 6.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation's then independent auditors (the "Accountants"), who shall provide detailed supporting calculations both to the

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Corporation and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as may be requested by the Corporation. The Accountants may employ and rely upon the opinion of legal counsel to the extent they deem necessary or advisable. All fees and expenses of the Accountants shall be borne solely by the Corporation. Any Gross-Up Payment determined pursuant to this Section 6 shall be paid by the Corporation to the Executive within five (5) business days of the Corporation's receipt of the Accountants' determinations. If the Accountants determine that no Excise Tax is payable by the Executive, the Accountants shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accountants shall be binding upon the Corporation and the Executive. If no Gross-Up Payment is made by the Corporation or any Gross-Up Payment which is made by the Corporation is determined by the Internal Revenue Service to be insufficient to satisfy the Excise Taxes and/or all applicable income taxes incurred by the Executive on the Gross-Up Payment (in either case, an "Underpayment"), and the Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive. The Executive shall promptly notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would result in the assessment or collection of any Underpayment, and shall permit the Corporation to participate in any proceedings relating to such claim if the Corporation wishes to contest the Internal Revenue Service's claim. The Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                 6.3. Refunds. If, after the receipt by the Executive of any amount paid or advanced by the Corporation in connection with a contest undertaken pursuant to Section 6.2, the Executive becomes entitled to receive any refund or credit with respect thereto, the Executive shall (subject to the Corporation's complying with Section 6.2) promptly pay to the Corporation the amount of such refund or credit (together with any interest paid or credited thereon after taxes applicable thereto).

         7.      Interest on Overdue Payments.

                 The Executive shall be entitled to receive interest (at the prime rate of interest as then announced by the Corporation's then bank lenders) on any payment due to Executive hereunder which is not paid when due (other than payments deferred with the consent of Executive).

         8.      Notices.

                 Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal executive offices, addressed to the President of the Corporation, 1111 South Paca Street, Baltimore, Maryland 21230, with a copy to the Chief Financial Officer of Parent, 3403 American Drive, Units 3/4, Mississauga, Ontario, L4V 1T4 Canada.

         9.      Binding Agreement.

                 Subject to Section 1 hereof, this Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his executors, administrators and personal representatives. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon the Corporation and any successor of the Corporation as defined in the Maryland General Corporation Law as now in effect; provided that (i) this Agreement shall be binding upon any successor of the Corporation who is a vendee or other transferee of all or substantially all of the assets of the Corporation only insofar as the obligations of the Corporation hereunder shall have been expressly assumed by such vendee or transferee in connection with or pursuant to such transfer; (ii) this Agreement may not be assigned by the Corporation without the consent of the Executive, and
(iii) in the case of a sale or transfer of all or substantially all of the assets of the Corporation, or any other transaction in which the Corporation does not cease to exist by operation of the transaction in question as a matter of law, the Corporation shall not be relieved of its obligations hereunder unless the Executive shall have otherwise expressly agreed in writing. All references herein to the Corporation shall be deemed to include any such successor who shall become obligated to the Executive hereunder.

         10.     Entire Agreement; Governing Law; Severability.

                 (a) This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings between the parties written or oral, including without limitation, the Prior Agreement. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. The Executive's or Corporation's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                 (b) This Agreement shall be governed by the laws of the State of Maryland, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

                 (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction where it is not prohibited or unenforceable.

         11.     Arbitration.

         Any disputes hereunder which cannot be resolved by negotiations between the Corporation and the Executive shall be submitted to, and determined by, arbitration in accordance with the commercial arbitration rules of American Arbitration Association, and the parties agree that arbitration shall be the exclusive method of resolution of any dispute under this Agreement and agree to be bound by the final award of the arbitrator in any such proceeding; provided, however, that the foregoing shall not preclude the Corporation from seeking the relief described in Section 4 hereof in the event of a breach or alleged breach by the Executive of Section 3 hereof. The arbitrator shall apply the laws of the State of Maryland. Arbitration may be held in Baltimore, Maryland or such other place as the parties hereto may mutually agree. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ATTEST:                                 CHESAPEAKE BIOLOGICAL LABORATORIES, INC.



                                        By: /s/ Narlin B. Beaty
-----------------------------              -----------------------------
                                        Title: Chief Technical Officer
                                              --------------------------

WITNESS:                                EXECUTIVE:

                                        /s/ Thomas P. Rice
-----------------------------           --------------------------------
                                        Thomas P. Rice

                                   Schedule A

i     Calculation of Performance Bonus

      Two times the sum of base salary plus Black-Scholes value of outstanding stock options:

      2 x ($200,000 + $140,576) = $681,152

ii    Outstanding Stock Options:

           DATE OF GRANT           NUMBER OF OPTIONS           EXERCISE PRICE
           -------------           -----------------           --------------
           March 1997                     8,000                     $5.1875
           August 1997                    3,000                     $6.0000
           July 1998                      3,000                     $8.1250
           December 1998                200,000                     $1.0000
           January 1999                  50,000                     $3.7500
           December 1999                 75,000                     $2.4375
                                         ------                     -------
                                        339,000

iii   Principal amount of Note and interest accrued to December 31, 2000:

              PRINCIPAL           INTEREST TO 12/31/00              TOTAL
              ---------           --------------------              -----
              $250,000                   $7,693                    $257,693